EXHIBIT 4.3




                 Employee Stock Purchase Plan


                 Steelcase Inc.

                 December 2, 1997


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Contents



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Article 1.  Purpose and Effective Date                                   1

Article 2.  Definitions                                                  1

Article 3.  Administration                                               3

Article 4.  Number of Shares                                             4

Article 5.  Eligibility Requirements                                     4

Article 6.  Enrollment                                                   5

Article 7.  Grant of Options on Enrollment                               5

Article 8.  Payment                                                      5

Article 9.  Purchase of Shares                                           5

Article 10.  Withdrawal from the Plan, Termination of Employment,        7
             and Leave of Absence

Article 11.  Designation of Beneficiary                                  7

Article 12.  Miscellaneous                                               7


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Steelcase Inc.
Employee Stock Purchase Plan


Article 1.  Purpose and Effective Date

     1.1 The purpose of the Steelcase Inc. Employee Stock Purchase Plan (the "Plan") is to provide an opportunity for employees of Steelcase Inc. (the "Company") to purchase shares of common stock of the Company in a way which is both convenient and on a basis more favorable than would otherwise be available. The Company believes that employee participation in ownership of the Company on this basis will be to the mutual benefit of both the employee and the Company. It is the intent of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. The provisions of the Plan shall be construed to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code.

     1.2 It is intended that an initial Purchase Period will exist from the IPO Date to the first business day on or after the date 70 days after the IPO Date, or such other date as the Committee may designate. Thereafter, it is intended that any future Purchase Periods will commence, if at all, at such times designated by the Committee.

     1.3 The Plan shall be effective on the date of approval by the Company's shareholders (the "Effective Date"). The Plan shall remain in effect in accordance with Section 12.6 of the Plan.

Article 2.  Definitions

     Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

     2.1 "Account" means a recordkeeping account maintained for a Participant to which Participant contributions and payroll deductions, if applicable, shall be credited.

     2.2  "Board" means the Board of Directors of the Company.

     2.3  "Code" means the Internal Revenue Code of 1986, as amended.

     2.4  "Committee" shall have the meaning ascribed to it in Section
          3.1 hereof.

     2.5  "Company" means Steelcase Inc., a Michigan corporation.

     2.6 "Cut-Off Date" means the date established by the Committee from time to time by which enrollment forms must be received prior to an Enrollment Date.

     2.7 "Disability" shall have the meaning ascribed to such term in the Participant's governing long-term disability plan, or if no such plan exists, at the discretion of the Board.

     2.8  "Effective Date" shall have the meaning ascribed to it in
          Section 1.3 hereof.

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     2.9  "Eligible Employee" means an Employee eligible to
          participate in the Plan in accordance with Section 5.

     2.10 "Employee" means any active employee of the Company or a Participating Subsidiary.

     2.11 "Enrollment Date" means the first Trading Day of a Purchase
          Period.

     2.12 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     2.13 "Fair Market Value" means, as of any applicable date, the opening sale price on the principal securities exchange on which the Shares are traded or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported.

     2.14 "Grant Date" means a date on which an Eligible Employee is granted an option under the Plan pursuant to Section 7.

     2.15 "Grant Price" means the Fair Market Value of a Share on the Grant Date for such option.

     2.16 "IPO Date" shall mean the first day on which Shares are publicly traded on the New York Stock Exchange.

     2.17 "Participant" means an Eligible Employee who has enrolled in the Plan pursuant to Section 6.

     2.18 "Participating Subsidiary" means a Subsidiary which has been designated by the Committee in accordance with Section 3.2 of the Plan as covered by the Plan.

     2.19 "Purchase Date" with respect to a Purchase Period means the last Trading Day in such Purchase Period.

     2.20 "Purchase Date Price" means the Fair Market Value of a Share on the applicable Purchase Date.

     2.21 "Purchase Period" means the period beginning on the IPO Date and ending on the first business day on or after the date 70 days after the IPO Date, or such other date as the Committee may designate, and each period, if any, thereafter designated by the Committee; provided, that such period shall, in no event end later than (a) five (5) years from the date the option is exercised if the Purchase Price is to be not less than eighty-five percent (85%) of the Fair Market Value of the Shares on the Purchase Date; or (b) otherwise, twenty-seven (27) months from the Grant Date.

     2.22 "Purchase Price" means the price designated by the Committee, at which each Share may be purchased under any option, but in no event less than eighty-five percent (85%) of the lesser of:

          (a)  The Grant Price, as defined in Section 2.15; and

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          (b)  The Purchase Date Price, as defined in Section 2.20

     2.23 "Retirement" or "Retire" means termination of employment on or after the date on which the sum of the Participant's age at his or her last birthday and the number of the Participant's completed whole years of continuous employment with the Company or any Subsidiary equals 80.

     2.24 "Rule 16b-3" means Rule 16b-3 under the Exchange Act.

     2.25 "Shares" means shares of the Company's Class A Common Stock.

     2.26 "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if, as of the applicable Enrollment Date, each of the corporations other than the last corporation in the chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

     2.27 "Trading Day" means any day the New York Stock Exchange is open for trading.


Article 3.  Administration

     3.1 General. The Plan shall be administered by a Committee appointed by the Board (the "Committee"). The members of the Committee shall be appointed from time to time by, and shall serve at the discretion, of the Board. The Committee shall have the authority to delegate administrative duties to employees, officers, or directors of the Company.

     3.2 Authority of the Committee. The Committee shall have the power, subject to and within the limits of the express provisions of the Plan, to construe and interpret the Plan and options granted under it; to establish, amend, and revoke rules and regulations for administration of the Plan; to determine all questions of policy and expediency that may arise in the administration of the Plan; and, generally, to exercise such powers and perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company, including, but not limited to, designating from time to time which Subsidiaries of the Company shall be Participating Subsidiaries. The Committee's determinations as to the interpretation and operation of this Plan shall be final and conclusive.

     In exercising the powers described in the foregoing paragraph, the Committee may adopt special or different rules for the operation of the Plan including, but not limited to, rules which allow employees of any foreign Subsidiary to participate in, and enjoy the tax benefits offered by, the Plan; provided that such rules shall not result in any grantees of options having different rights and/or privileges under the Plan nor otherwise cause the Plan to fail to satisfy the requirements of Section 423 of the Code and the regulations thereunder.

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Article 4.  Number of Shares

     4.1 Number of Shares Available for Grant. One million five hundred thousand (1,500,000) Shares are reserved for sale and authorized for issuance pursuant to the Plan. Shares sold under the Plan shall be now or hereafter issued or authorized but unissued. If any option granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such option shall again become available for the Plan.

     4.2 Adjustments. In the event of any change in corporate capitalization such as a stock split, or a corporate transaction such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, the Committee may make such adjustment it deems appropriate and equitable to prevent dilution or enlargement of rights in the number and class of Shares which may be delivered under Section 4.1, in the number, class of and/or price of Shares available for purchase under the Plan and in the number of Shares which an employee is entitled to purchase.

Article 5.  Eligibility Requirements

     5.1 General. Except as provided in Section 5.2, each Employee shall become eligible to participate in the Plan in accordance with
Section 6 on the first Enrollment Date on or following the later of
(a) the date such individual becomes an Employee; or (b) the IPO Date. Participation in the Plan is entirely voluntary.

     5.2 Exceptions to Eligibility. The following Employees are not eligible to participate in the Plan:

          (a) Employees who, immediately upon purchasing Shares under the Plan, would own directly or indirectly, or hold options or rights to acquire, an aggregate of five percent (5%) or more of the total combined voting power or value of all outstanding shares of all classes of stock of the Company or any Subsidiary (and for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply, and stock which the Employee may purchase under outstanding options shall be treated as stock owned by the Employee);

          (b) Employees whose customary employment is for not more than five (5) months in any calendar year;

          (c) Employees who are members of a collective bargaining unit covered by a collective bargaining agreement; provided that participation in the Plan has been specifically considered (after review of the terms of the Plan) and rejected by the collective bargaining representative representing such employees.

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Article 6.  Enrollment

     All Eligible Employees may enroll in the Plan with respect to the Purchase Period beginning on the IPO Date and ending on the first business day on or after the date 70 days after the IPO Date, or such other date as the Committee may designate. Any Eligible Employee may enroll in the Plan for any Purchase Period by completing and signing an enrollment election form or by such other means as the Committee shall prescribe and submitting such enrollment election to the Company or a Participating Subsidiary on or before the Cut-Off Date with respect to such Purchase Period.

Article 7.  Grant of Options on Enrollment

     7.1 Grant. Each Eligible Employee, as of the IPO Date, shall be granted an option to purchase one hundred (100) Shares. Thereafter, enrollment by an Eligible Employee in the Plan as of an Enrollment Date will constitute the grant by the Company to such Participant of an option on such Enrollment Date to purchase Shares from the Company pursuant to the Plan.

     7.2 Expiration of Options. An option granted to a Participant pursuant to this Plan shall expire, if not terminated for any reason first, on the earliest to occur of (a) the end of the Purchase Period in which such option was granted; (b) the completion of the purchase of Shares under the option under Section 9; or (c) the date on which participation of such Participant in the Plan terminates for any reason.

     7.3 Rights. An option granted to a Participant under the Plan shall give the Participant a right to purchase on a Purchase Date the largest number of whole or fractional Shares, as designated by the Committee, which the funds accumulated in the Participant's Account as of such Purchase Date will purchase at the applicable Purchase Price; provided, however, that the Committee may, in its discretion, limit the number of Shares purchased by each Participant in any Purchase Period.

     Notwithstanding anything to the contrary herein, no Employee shall be granted an option under the Plan (or any other plan of the Company or a Subsidiary intended to qualify under Section 423 of the
Code) which would permit the Employee to purchase Shares under the Plan (and such other plan) in any calendar year with a Fair Market Value (determined at the time such option is granted) in excess of $25,000.

Article 8.  Payment

     The Committee may designate the time and manner for payment of Shares to be purchased during the Purchase Period, including, but not limited to, payment by each Participant in cash or by certified check on a date designated by the Committee prior to the Purchase Date, or through payroll deductions, the terms and conditions of which are designated by the Committee. Payment amounts shall be credited to a Participant's Account prior to the Purchase Date.

Article 9.  Purchase of Shares

     9.1 Exercise. Any option held by the Participant which was granted under this Plan and which remains outstanding as of a Purchase Date shall be deemed to have been exercised on such Purchase Date for the number of whole or fractional Shares, as designated by the Committee, which the funds accumulated in the Participant's Account as of the Purchase Date will purchase at the applicable Purchase Price (but not in excess of the number of Shares for which options have been

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granted to the Participant pursuant to Section 7.3). All other options that have been granted and which are not exercised or funded on the Purchase Date shall terminate.

     9.2 Remaining Account Balance After Purchase. If, after a Participant's exercise of an option under Section 9.1, an amount remains credited to the Participant's Account as of a Purchase Date, then the remaining amount shall be (a) if no further Purchase Periods are immediately contemplated by the Committee, distributed to the Participant as soon as administratively feasible, or (b) if another Purchase Period is contemplated by the Committee, carried forward, without interest, in the Account for application to the purchase of Shares on the next following Purchase Date.

     9.3 Delivery of Shares. If Shares are purchased by a Participant pursuant to Section 9.1, then, within a reasonable time after the Purchase Date, the Company shall deliver or cause to be delivered to the Participant a certificate or certificates for the whole or fractional number of Shares purchased by the Participant unless the Company has made arrangements to have the Shares held at a bank or other appropriate institution in noncertificated form. If any law or applicable regulation of the Securities and Exchange Commission or other body having jurisdiction shall require that the Company or the Participant take any action in connection with the Shares being purchased under the option, delivery of the certificate or certificates for such Shares shall be postponed until the necessary action shall have been completed, which action shall be taken by the Company at its own expense, without unreasonable delay. Certificates delivered pursuant to this Section 9.3 shall be registered in the name of the Participant or, if the Participant so elects, in the names of the Participant and his or her spouse, as joint tenants with rights of survivorship, or as spousal community property, or in certain forms of trust approved by the Committee, to the extent permitted by law.

     9.4 Subsidiaries. In the case of Participants employed by a Participating Subsidiary, the Committee may provide for Shares to be sold through the Subsidiary to such Participants, to the extent consistent with Section 423 of the Code.

     9.5 Reduction in Shares. If the total number of Shares for which options are or could be exercised on any Purchase Date in accordance with this Section 9, when aggregated with all Shares for which options have been previously exercised under this Plan, exceeds the maximum number of Shares reserved in Section 4.1, the Company shall allocate the Shares available for delivery and distribution in the ratio that the balance in each Participant's Account bears to the aggregate balances of all Participants' Accounts, and the remaining balance of the amount credited to the Account of each Participant under the Plan shall be returned to him or her as promptly as possible.

     9.6 Holding Period. If a Participant or former Participant sells, transfers, or otherwise makes a disposition of Shares purchased pursuant to an option granted under the Plan within two (2) years after the date such option is granted or within one (1) year after the date such Shares were transferred to the Participant, and if such Participant or former Participant is subject to United States federal income tax, then such Participant or former Participant shall notify the Company or Participating Subsidiary in writing of such sale, transfer or other disposition within ten (10) days of the consummation of such sale, transfer, or other disposition.

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Article 10. Withdrawal From the Plan, Termination of Employment, and
Leave of Absence

     10.1 Withdrawal from the Plan. A Participant may withdraw from the Plan in full (but not in part) during any Purchase Period by delivering a notice of withdrawal to the Company or a Participating Subsidiary (in a manner prescribed by the Committee) at any time up to but not including the fifteen (15) days prior to the Purchase Date next following the date such notice of withdrawal is delivered, or at such shorter time in advance of such Purchase Date as the Committee may permit. If notice of withdrawal is timely received, all funds then accumulated in the Participant's Account shall not be used to purchase Shares, but shall instead be distributed to the Participant as soon as administratively feasible. An Employee who has withdrawn during a Purchase Period may not return funds to the Company or a Participating Subsidiary during the same Purchase Period and require the Company or Participating Subsidiary to apply those funds to the purchase of Shares. Any Eligible Employee who has withdrawn from the Plan may, however, re-enroll in the Plan on the next subsequent Enrollment Date, if any.

     10.2 Termination of Employment. Participation in the Plan terminates immediately when a Participant ceases to be employed by the Company or a Participating Subsidiary for any reason whatsoever or otherwise ceases to be an Eligible Employee, and such terminated Participant's outstanding options shall thereupon terminate. As soon as administratively feasible after termination of participation, the Company or Participating Subsidiary shall pay to the Participant or his or her estate any amounts accumulated in the Participant's Account at the time of termination of participation. Notwithstanding anything to the contrary herein, if a Participant ceases to be an Eligible Employee by reason of Retirement, death, or Disability, or any other reason contemplated in Section 5.2 hereof and the Purchase Date is within three (3) months prior to the date the Participant ceases to be an Eligible Employee, the Participant (or his or her estate, as applicable) shall have the right, upon ceasing to be an Eligible Employee and in accordance with procedures prescribed by the Committee, to elect to withdraw from the Plan in accordance with Section 10.1.

     10.3 Leave of Absence. If a Participant takes a leave of absence without terminating employment, such Participant shall have the right, at the commencement of the leave of absence and in accordance with procedures prescribed by the Committee, to elect to withdraw from the Plan in accordance with Section 10.1.

Article 11.  Designation of Beneficiary

     Any Account balance remaining unpaid at the Participant's death shall be paid to the Participant's estate.

Article 12.  Miscellaneous

     12.1 Restrictions on Transfer. Options granted under the Plan to a Participant may not be exercised during the Participant's lifetime other than by the Participant or his or her legal representative. Neither amounts credited to a Participant's Account nor any rights with respect to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan in accordance with Section 10.1.

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     12.2 Administrative Assistance. If the Committee in its
discretion so elects, it may retain a brokerage firm, bank, or other financial institution to assist in the purchase of Shares, delivery of reports, or other administrative aspects of the Plan. If the Committee so elects, each Participant shall (unless prohibited by applicable law) be deemed upon enrollment in the Plan to have authorized the establishment of an account on his or her behalf at such institution. Shares purchased by a Participant under the Plan shall be held in the Account in the Participant's name, or if the Participant so indicates in the enrollment form, in the Participant's name together with the name of his or her spouse in joint tenancy with right of survivorship or spousal community property, or in certain forms of trust approved by the Committee.

     12.3 Costs. All costs and expenses incurred in administering the Plan shall be paid by the Company, except that any stamp duties, transfer taxes, and any brokerage fees applicable to participation in the Plan may be charged to the Account of such Participant by the Company.

     12.4 Equal Rights and Privileges. All Eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an "employee stock purchase plan" within the meaning of Section 423 or any successor provision of the Code and the related regulations. Notwithstanding the express terms of the Plan, any provision of the Plan which is inconsistent with Section 423 or any successor provision of the Code shall without further act or amendment by the Company or the Board be reformed to comply with the requirements of Section 423 of the Code. This Section 12.4 shall take precedence over all other provisions in the Plan.

     12.5 Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Michigan.

     12.6 Amendment and Termination. The Board may amend, alter, or terminate the Plan at any time; provided, however, that (a) the Plan may not be amended in a way which will cause rights issued under the Plan to fail to meet the requirements of Code Section 423; and (b) no amendment which would amend or modify the Plan in a manner requiring stockholder approval under Section 423 of the Code, Rule 16b-3, or the requirements of any securities exchange on which the Shares are traded shall be effective unless, such stockholder approval is obtained.

     If the Plan is terminated, the Board may elect to terminate all outstanding options either prior to their expiration or upon completion of the purchase of Shares on the next Purchase Date, or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all funds accumulated in Participants' Accounts as of the date the options are terminated shall be returned to the Participants as soon as administratively feasible.

     12.7 No Right of Employment. Neither the grant nor the exercise of any rights to purchase Shares under this Plan nor anything in this Plan shall impose upon the Company or a Participating Subsidiary any obligation to employ or continue to employ any Employee. The right of the Company or Participating Subsidiary to terminate any Employee shall not be diminished or affected because any rights to purchase Shares have been granted to such Employee.

     12.8 Rights as Shareholder. No Participant shall have any rights as shareholder unless and until certificates for Shares are issued to him or her.

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     12.9 Governmental Regulation. The Company's obligation to sell and deliver Shares under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such Shares.

     12.10 Gender. When used herein, masculine terms shall be deemed to include the feminine, except when the context indicates to the contrary.



















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